Exhibit 10.1

SEPARATION AGREEMENT

AND

GENERAL RELEASE

TO: George Deehan

This Separation Agreement and General Release (the “Agreement”) is executed on the dates given on the signature pages by and between Sunset Financial Resources, Inc. (“Sunset” or the “Company”) and George Deehan (“Executive,” “you” or “I”).

RECITALS

WHEREAS, Sunset and Executive entered into an Employment Agreement dated August 8, 2005, as amended on October 3, 2005 (“Employment Agreement”); and

WHEREAS, effective July 14, 2006, Executive shall resign from the Board of Directors of Sunset and as an officer and employee of Sunset and all of its affiliates; and

WHEREAS, the parties agree that Executive’s separation from employment is the result of a mutual agreement between Executive and Sunset; and

WHEREAS, Executive and the Company agree to provide each other with a general release of claims as contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Separation of Employment

A. Except as otherwise provided herein, Sunset and Executive hereby agree that Executive’s employment shall be separated as of July 14, 2006 (“Separation Date”) and that neither shall thereafter have any liabilities, rights, duties or obligations to the other party under or in connection with Executive’s employment with the Company, except as provided in this Agreement.

B. Sunset and Executive hereby waive any rights to prior notification of termination of Executive’s employment.

C. Executive hereby resigns, effective on the Separation Date, as a member of the Board of Directors of Sunset, as an officer and employee of Sunset, and as an officer, manager, employee or similar functionary of all entities related to Sunset.

D. Executive and Sunset agree that Executive previously received a grant of 5,000 stock options at a $9.77 per share exercise price, which options have fully vested as of the

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Separation Date. The parties agree that Executive shall have thirty (30) days from the Separation Date to exercise and sell these vested options. Executive also previously received two grants of restricted stock: (1) Executive received a restricted stock grant of 2,000 shares that have fully vested as of the Separation Date, and (2) Executive received a restricted stock grant of 5,000 shares that vest ratably over three years, with the first such vesting date being August 8, 2006. The parties agree that the unvested shares of restricted stock shall vest as of July 13, 2006, and at that time all restrictions shall be waived or released so that such shares shall no longer be considered restricted, shall be fully transferable at any time after the Separation Date and stock certificates for these 7,000 shares shall be delivered to Executive within thirty (30) days after the Separation Date. Therefore, Executive and Sunset agree that Executive holds 5,000 vested stock options and 7,000 vested shares of restricted stock. All other terms of Executive’s stock and stock options shall be governed by the terms and conditions of the applicable stock and option agreements and plan.

II. Special Compensation, Benefits and Consideration

In consideration for Executive’s release of claims, as well as his other promises contained herein, Sunset agrees to provide Executive with the following benefits:

A.	Sunset agrees to pay to Executive the gross amount of $550,000.00, payable in twelve (12) equal installments of $45,833.33 (“Installment Severance Payments”). All payments made pursuant to this Paragraph shall be subject to applicable payroll taxes and shall be made in accordance with the Company’s normal payroll practices. The first Installment Severance Payment shall be made on the first regular payday after the Effective Date of this Agreement (as defined below in Section IV(R)); and

B.	Sunset agrees to continue at its expense for a period ending on December 31, 2007 health and dental insurance coverage provided to Executive (family coverage) at the same or substantially similar coverage as provided prior to his Separation Date. To the extent that such continued insurance benefits are required to be in the form of Florida Mini-Cobra continuation benefits, Executive agrees that the Company, at its discretion, may pay the continuation premiums directly to the insurance company or reimburse Executive for his payment of the continuation premiums. Executive further agrees that he will be required to timely submit necessary paperwork provided to him by Sunset to obtain such continuation benefits. After December 31, 2007, any continuation of dental and health insurance benefits will be at Executive’s own expense.

C.	Sunset agrees to provide Executive with a general release of claims as detailed in Section III(C).

Executive understands and agrees that the compensation recited in this Section II constitutes the full compensation from Sunset to Executive, and no other payments are due to Executive. The parties agree that Sections 4 (Termination) and 8 (Compensation Upon Termination or Change of Control) of the Employment Agreement shall not apply to Executive’s separation and shall have no effect and be unenforceable as of the Effective Date of this Agreement.

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III. Mutual General Release

A. In return for the consideration referenced in this Agreement, I, George Deehan, agree to the following:

I agree, on behalf of myself and all of my heirs or personal representatives, to release Sunset, its parent companies, subsidiaries, all affiliates of each, predecessors and successors, and all of its present or former officers, trust managers, directors, managers, representatives, employees, agents, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs (collectively the “Company Released Parties”), from any and all claims for relief of any kind, whether known to me or unknown, which in any way arise out of or relate to my employment at Sunset or any of the Company Released Parties, the separation of my employment at Sunset or any of the Company Released Parties, any agreements between Sunset or any of the Company Released Parties and me, including but not limited to the Employment Agreement and any amendments thereto, and concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement, including, but not limited to, any and all claims of discrimination of any kind, and any contractual, tort or other common law claims. This settlement and waiver includes all such claims, whether for breach of contract, quasi-contract, implied contract, quantum meruit, unjust enrichment, compensation, deferred compensation, equity interest, any tort claims, any and all claims under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on Sunset’s rights, including the Florida Civil Rights Act.

B. I further agree not to file a suit of any kind against Sunset or any of the Company Released Parties relating to my employment at Sunset or any of the Company Released Parties, the separation thereof, any agreements between Sunset or any of the Company Released Parties and me, including but not limited to the Employment Agreement and any amendments thereto, any set of facts or events occurring up to the Effective Date of this Agreement, or to participate voluntarily in any employment-related claim brought by any other party against Sunset or any of the Company Released Parties. Even if a court rules that I may file a lawsuit against Sunset or any of the Company Released Parties arising from my employment at Sunset or any of the Company Released Parties, or the separation thereof, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, I agree not to accept any money damages or any other relief in connection with any such lawsuit. I understand that this Agreement and General Release effectively waives any right I might have to sue Sunset or any of the Company Released Parties for any claim arising out of my employment at Sunset or any of the Company Released Parties, the separation of my employment, any agreements between

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Sunset or the Company Released Parties and me, including but not limited to the Employment Agreement and any amendments thereto, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement.

However, this release does not waive my rights to enforce this Agreement. In addition, this release does not give up my rights, if any, to COBRA benefits under the Company’s standard benefit programs applicable to me. Further, this release does not waive any claim related to: (i) my rights to vested 401(k) or pension monies, vested stock or stock options, my final paycheck, reimbursement of any outstanding business expense amounts (in accordance with Sunset’s existing reimbursement policies) or (ii) my rights to indemnification or defense under Sunset’s declaration of trust, articles of amendment or bylaws, as provided under Sunset’s Directors and Officers Liability Insurance Policy or to the maximum extent permissible under Florida law.

C. In return for the consideration referenced in this Agreement, Sunset agrees to the following:

Except as set forth in the last paragraph of this Section, Sunset agrees, on behalf of itself and all of its parent companies, subsidiaries, affiliates, predecessors and successors, to release Executive and his heirs (collectively the “Executive Released Parties”), from any and all claims for relief of any kind, whether known to it or unknown, which in any way arise out of or relate to Executive’s employment at Sunset or any of the Company Released Parties, the separation of Executive’ s employment at Sunset or any of the Company Released Parties, or any agreements between Sunset or any of the Company Released Parties and Executive, including but not limited to the Employment Agreement and any amendments thereto, and concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement.

Except as set forth in the last paragraph of this Section, Sunset further agrees not to file a suit of any kind against Executive or any of the Executive Released Parties relating to Executive’s employment at Sunset, the separation thereof, any agreements between Sunset or any of the Company Released Parties and Executive, including but not limited to the Employment Agreement and any amendments thereto, or to participate voluntarily in any employment-related claim brought by any other party against Executive or any of the Executive Released Parties. Except as set forth in the last paragraph, even if a court rules that Sunset may file a lawsuit against Executive or any of the Executive Released Parties arising from Executive’s employment at Sunset or any of the Company Released Parties, or the separation thereof, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, Sunset agrees not to accept any money damages or any other relief in connection with any such lawsuit. Sunset understands that this Agreement and General Release effectively waives any right it might have to sue Executive or any of the Executive Released Parties for any claim arising out of Executive’s employment at Sunset or any of the Company Released Parties, any agreements between Sunset or the Company Released Parties and Executive, including but not limited to the Employment Agreement and any amendments thereto, or the separation of Executive’s employment, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, except as set forth in the last paragraph of this Section.

Notwithstanding the generality of the foregoing, nothing contained herein shall release

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the Executive Released Parties from any claim relating to (i) a breach by Executive of any provision of any agreement that pursuant to the Separation Agreement survives the execution thereof, including but not limited to confidentiality and non-competition agreements with Sunset or any of its affiliates, (ii) Executive’s obligations set forth herein, or (iii) Executive’s fraud.

IV. Restrictive Covenants and Miscellaneous Provisions

A. While I understand that I have had such an obligation since I began my employment with Sunset or any of the Released Parties, I confirm that I shall not disclose any of the trade secrets or other confidential or restricted information of Sunset or any of the Released Parties and shall not make use of such trade secrets or confidential or restricted information in any fashion at any time, including in any future employment, task, work or business. For purposes of this provision, “confidential or restricted information” shall have the same definition as Confidential Information under the Employment Agreement between the parties and shall not include information in the public domain, whether previously disclosed by Sunset or by a third party not due to the actions of Executive.

B. I agree to comply at all times after the Effective Date of this Agreement with all provisions of Section 9 of the Employment Agreement, regardless of the nature of my separation, which provisions include covenants concerning the non-disclosure of confidential information, a prohibition on the inducement or employment of employees, agents, or consultants of the Company and a non-competition covenant. I acknowledge and agree that Sections 9 and 10 of the Employment Agreement shall survive the separation of my employment, regardless of the separation reason and shall survive the execution of this Agreement.

C. I understand and agree that Sunset shall have the right to and will terminate the Installment Severance Payments, and/or payment for the continued insurance benefits provided in Section II(B) above, and/or sue me for breach of this Agreement if I violate the provisions of Section IV(B), or otherwise fail to comply with this Agreement. I further acknowledge that but for my agreements to comply with my obligations described in this Section and this Agreement, Sunset would not provide me with the compensation, benefits and other consideration set forth in Section II and elsewhere in the Agreement. The parties agree that, in the event a court determines that Sunset wrongfully terminated Executive’s benefits under this Agreement, Sunset agrees to reimburse Executive for any attorneys’ fees incurred in prosecuting an action against Sunset to challenge such termination of benefits.

D. The parties agree that Sections 4 (Termination) and 8 (Compensation Upon Termination or Change of Control) of the Employment Agreement shall not apply to Executive’s separation and shall have no effect and be unenforceable as of the Effective Date of this Agreement.

E. I warrant that I have returned, or will return by the Separation Date, to Sunset all company property in my possession, including, but not limited to, originals and all copies of company files, work product, computer equipment, computer software, cell phones, pagers, corporate credit cards, identification cards, manuals, company documents and company keys. I further agree to cooperate with the Chief Financial Officer to ensure my compliance with this Section IV(E).

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F. I understand that the short-term disability, long-term disability and life insurance coverage provided by Sunset, if any, will end on July 14, 2006. I also understand that Sunset will not pay for any business-related or other charges incurred by me after July 14, 2006, unless such expenses are expressly approved in advance by the Chief Financial Officer or Board of Directors of Sunset. I further understand that I will cease to accrue vacation time as of July 14, 2006. Executive shall be paid by Sunset for any accrued, unused vacation within fourteen (14) days after the Effective Date of this Agreement.

G. This Agreement does not constitute an admission of any kind by Sunset, but is simply an accommodation that offers certain extra benefits to which I would not otherwise be entitled in return for my agreeing to and signing this document.

H. I agree not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than an attorney and/or tax consultant from whom I receive counseling, or, if I am married, to my spouse, or except as otherwise required by law. I acknowledge that any such person must agree not to further disclose the terms of this Agreement.

I. Sunset agrees not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than its attorneys and/or tax consultants from whom it receives counseling, or except as otherwise required by law or the rules of the New York Stock Exchange.

J. I agree not to make any statements that disparage the reputation of Sunset or any of the Released Parties, or their services. I further agree not to take any action to interfere with or damage the Company’s relationship with its vendors, lenders, brokers and/or clients. I agree that any breach or violation of this non-disparagement and non-interference provision shall entitle Sunset to sue me on this Agreement for the immediate recovery of any damages caused by such breach.

K. Sunset agrees not to make any statements that disparage the reputation of Executive. Sunset agrees that any breach or violation of this non-disparagement provision shall entitle Executive to sue Sunset on this Agreement for the immediate recovery of any damages caused by such breach.

L. For a period of one year after the Separation Date, I agree not to voluntarily speak to the press or Sunset’s material shareholders about the business affairs of Sunset. I agree that any breach of this provision shall allow Sunset to terminate its obligations under Section II hereof. Sunset agrees that any response to the press or Sunset’s material shareholders by Deehan to the effect of “no comment” or “I no longer work for Sunset and it would be inappropriate for me to comment” would not be considered a breach of this provision.

M. The severance payments identified in Section II above are gross amounts and will be subject to applicable payroll tax deductions.

N. I acknowledge that in the course of my employment with the Company, I have gained knowledge and experience and/or was a witness to events and circumstances that may

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arise in the Company’s defense or prosecution of subsequent proceedings. I agree to cooperate fully with the Company, including without limitation providing truthful testimony, and to appear upon the Company’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to any litigation, administrative actions or arbitrations, at the Company’s expense.

O. Executive shall be entitled to indemnification and defense by Sunset for acts or omissions which occurred while Executive was an officer and/or director of Sunset as provided for in Sunset’s declaration of trust, articles of amendment or bylaws, Sunset’s Directors and Officers Liability Insurance Policy and to the maximum extent permissible under the laws of Florida. Nothing herein shall adversely affect Executive’s coverage under the terms and conditions of any applicable Directors’ and Officers’ Liability Insurance Policy held by Sunset.

P. The venue for the litigation of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Duval County, Florida. If either party files a lawsuit in state court arising out of this Agreement, the other party may remove the lawsuit to federal court to the extent jurisdiction exists. Florida law shall govern the interpretation and enforcement of this Agreement.

Q. Commencing on the Separation Date and expiring on the second anniversary thereof (the “Standstill Period”), I will not, directly or indirectly, acquire any amount of any class of Sunset’s voting securities, whether in open market purchases or otherwise. This Standstill Period and this provision shall not apply to the exercise and sale of the stock options referenced in Section I(D) above. During the Standstill Period, I will not directly or indirectly, either personally or as part of a group (for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (a) initiate any offer for tenders of voting securities of Sunset that could result in my acquisition of any amount of any class of Sunset’s voting securities or (b) present to Sunset’s stockholders or board of directors any proposal for a merger or other form of acquisition or consolidation that previously had not been approved in writing by Sunset’s Chairman of the Board of Directors nor, without Sunset’s prior written consent, solicit proxies or submit a proposal required to be included in Sunset’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act.

R. I am entering into this Agreement freely and voluntarily. I have carefully read and understand all of the provisions of this Agreement. I understand that it sets forth the entire agreement between me and the Company and I represent that no other statements, promises, or commitments of any kind, written or oral, have been made to me by the Company, or any of its agents, to cause me to accept it. I acknowledge that I have been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that I have had sufficient opportunity to do so. I understand that I may have up to twenty-one (21) days from the date of this letter to consider this Agreement. I understand that if I sign this Agreement, I will then have seven (7) days to cancel it if I so choose. I may cancel this Agreement by delivering a written notice of cancellation to the Board of Directors, Sunset Financial Resources, Inc., 10245 Centurion Parkway, Suite 305, Jacksonville, Florida 32256. However, if I elect to cancel this Agreement, I understand I will not be entitled to any of the benefits, compensation, or other consideration referenced in this Agreement. I realize this Agreement is not effective

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or enforceable until the seven-day period expires without revocation. I understand that this Agreement will not become effective until the eighth day after I sign the Agreement without revocation (the “Effective Date”). I understand that Sunset will have no duty to pay me or provide me with the compensation and benefits listed in Section II until the Effective Date of this Agreement.

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I acknowledge acceptance of this Agreement by my signature below:

George Deehan	Date

Agreed to and accepted on behalf of Sunset Financial Resources, Inc.:

By:

Name:

Title:

Date:

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